Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2021 Results

HOLLAND, Mich. (October 28, 2021) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the third quarter 2021.

•	Net income of $7.2 million in third quarter 2021 versus $7.1 million in third quarter 2020
•	Provision for loan losses benefit of $550,000 in the third quarter 2021 versus $500,000 provision expense in the third quarter 2020
•	Loan portfolio balances down by $405.7 million (26%) from third quarter 2020 reflecting a net decrease of $261.6 million in PPP loans in the same time period
•	New commercial loan origination activity accelerated in the third quarter 2021 - $114.6 million versus $88.2 million in third quarter 2020 and $62.0 million in second quarter 2021
•	Deposit balances up by $382.6 million (18%) from third quarter 2020
•	The Company redeemed its remaining $20 million trust preferred securities on July 7, 2021
•	Capital and liquidity levels increased further during the quarter and remain strong

The Company reported net income of $7.2 million, or $0.21 per diluted share, in the third quarter 2021 compared to $7.1 million, or $0.21 per diluted share, in the third quarter 2020.  For the first nine months of 2021, the Company reported net income of $22.8 million, or $0.67 per diluted share, compared to $21.2 million, or $0.62 per diluted share, for the same period in 2020.

“We are pleased to report solid results for the third quarter of 2021,” said Ronald L. Haan, President and CEO of the Company.  “We are encouraged by our increase in commercial loan origination activity.  Originations were up 30 percent in third quarter 2021 over third quarter 2020 and were up 85 percent over second quarter 2021.  Our credit quality remains strong and we experienced no commercial loan chargeoffs during the third quarter 2021, allowing for a provision for loan loss benefit of $550,000 during the third quarter 2021.”

“In addition, our customers’ deposits remain high.  They are continuing to retain an unprecedented level of balances with us, with total deposits having grown from $1.7 billion at March 31, 2020 to over $2.5 billion at September 30, 2021.  This not only speaks to the strength of our customers, but their confidence in us as their banking institution.”

“Our strong liquidity and capital position allowed us to redeem the remaining $20.0 million of trust preferred securities in the third quarter 2021.  This simplifies our capital structure and will reduce interest expense by approximately $600,000 annually.”

Macatawa Bank Corporation 3Q Results / page 2 of 7

Mr. Haan concluded:  “Despite a challenging environment, we produced strong earnings for the third quarter of 2021.  Our asset quality is strong and we are well-positioned to build on our third quarter momentum and seize more opportunities to safely deploy the excess funds our customers have entrusted us with.”

Operating Results
Net interest income for the third quarter 2021 totaled $14.3 million, a decrease of $161,000 from the second quarter 2021 and a decrease of $378,000 from the third quarter 2020.  Net interest margin for the third quarter 2021 was 2.04 percent, down 15 basis points from the second quarter 2021, and down 39 basis points from the third quarter 2020.  Net interest income for the third quarter 2021 benefitted from amortization of $2.8 million in fees from loans originated under the PPP, compared to $2.4 million in the second quarter 2021 and $1.2 million in the third quarter 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees are recognized into interest income.  During the third quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 909 loans with balances totaling $92.4 million.  In the second quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 200 loans with balances totaling $107.7 million.  Net interest margin was negatively impacted in the third quarter 2021 versus the third quarter 2020 by our carrying significantly higher balances of federal funds sold due to the significant increase in balances held by depositors throughout the COVID-19 pandemic.  These balances, which earn only 10-15 basis points in interest, increased by $692.4 million, on average, from the third quarter 2020 and caused a 67 basis point decrease in net interest margin in the third quarter 2021 compared to third quarter 2020 and an 18 basis point decrease compared to second quarter 2021.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of the 2020 federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

On July 7, 2021, the Company redeemed its remaining $20.0 million of trust preferred securities.  The Company estimates that this will save approximately $600,000 of interest expense annually, with regulatory capital remaining significantly above levels required to be categorized as well capitalized.

Non-interest income decreased $527,000 in the third quarter 2021 compared to the second quarter 2021 and decreased $450,000 from the third quarter 2020.  Gains on sales of mortgage loans in the third quarter 2021 were down $460,000 compared to the second quarter 2021 and were down $695,000 from the third quarter 2020.  The Company originated $21.3 million in mortgage loans for sale in the third quarter 2021 compared to $39.2 million in the second quarter 2021 and $40.8 million in the third quarter 2020.  Higher deposit service charge income, wealth management fees and debit card interchange income from customer usage softened the effect of a lower level of mortgage gains recognized in the quarter.

Macatawa Bank Corporation 3Q Results / page 3 of 7

Non-interest expense was $11.6 million for the third quarter 2021, compared to $11.7 million for the second quarter 2021 and $11.5 million for the third quarter 2020.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $224,000 compared to the second quarter 2021 and were down $202,000 compared to the third quarter 2020.  The decreases compared to the second quarter 2021 and the third quarter 2020 were due largely to lower level of commissions from mortgage production as volume decreased, and were also due to lower medical insurance costs.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q3 2021 to Q2 2021	Q3 2021 to Q3 2020

Salaries and other compensation	$0	$30
Salary deferral from commercial loans	65	25
Bonus accrual	72	(7)
Mortgage production – variable comp	(193)	(129)
401k matching contributions	(5)	(96)
Medical insurance costs	(163)	(25)
Total change in salaries and benefits	$(224)	$(202)

FDIC assessment expense was $204,000 in the third quarter 2021 compared to $159,000 in the second quarter 2021 and $131,000 in the third quarter 2020.  FDIC assessment expense increased primarily as a result of the significant increase in deposit balances between periods.  In addition, assessment credits of $172,000 were applied in the nine months ended September 30, 2020, contributing to the increase in the 2021 periods compared to 2020.  Data processing expenses were down $15,000 in the third quarter 2021 compared to the second quarter 2021 and were up $78,000 compared to the third quarter 2020 due to higher ongoing online banking expenses from higher usage by deposit customers.  Other categories of non-interest expense were relatively flat compared to the second quarter 2021 and the third quarter 2020 due to a continued focus on expense management.

Federal income tax expense was $1.7 million for the third quarter 2021, $1.8 million for the second quarter 2021, and $1.6 million for the third quarter 2020.  The effective tax rate was 19.4 percent for the third quarter 2021, compared to 19.1 percent for the second quarter 2021 and 18.5 percent for the third quarter 2020.

Macatawa Bank Corporation 3Q Results / page 4 of 7

Asset Quality
A provision for loan losses benefit of $550,000 was recorded in the third quarter 2021 compared to provision benefit of $750,000 in the second quarter 2021 and provision expense of $500,000 in the third quarter 2020.  Net loan recoveries for the third quarter 2021 were $276,000, compared to second quarter 2021 net loan recoveries of $104,000 and third quarter 2020 net loan recoveries of $203,000.  At September 30, 2021, the Company had experienced net loan recoveries in twenty-five of the past twenty-seven quarters.  Total loans past due on payments by 30 days or more amounted to $437,000 at September 30, 2021, up $311,000 from $126,000 at June 30, 2021 and down $87,000 from $524,000 at September 30, 2020.  Delinquencies at September 30, 2021 were comprised of just four individual loans and the increase in overall delinquencies was due primarily to one loan that went past maturity at quarter end.  Delinquency as a percentage of total loans was just 0.04 percent at September 30, 2021, well below the Company’s peer level.

The allowance for loan losses of $16.5 million was 1.45 percent of total loans at September 30, 2021, compared to $16.8 million or 1.36 percent of total loans at June 30, 2021, and $16.6 million or 1.07 percent at September 30, 2020.  The ratio at September 30, 2021, June 30, 2021 and September 30, 2020 includes PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio excluding PPP loans was 1.56 percent at September 30, 2021, 1.57 percent at June 30, 2021 and 1.38 percent at September 30, 2020.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 39-to-1 as of September 30, 2021.

At September 30, 2021, the Company’s nonperforming loans were $420,000, representing 0.04 percent of total loans.  This compares to $433,000 (0.03 percent of total loans) at June 30, 2021 and $195,000 (0.01 percent of total loans) at September 30, 2020.  Other real estate owned and repossessed assets were $2.3 million at September 30, 2021, compared to $2.3 million at June 30, 2021 and $2.6 million at September 30, 2020. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.8 million, or 0.10 percent of total assets, at September 30, 2021.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $56,000 from September 30, 2020 to September 30, 2021.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020

Commercial Real Estate	$332	$341	$432	$438	$97
Commercial and Industrial	---	---	---	---	---
Total Commercial Loans	332	341	432	438	97
Residential Mortgage Loans	88	92	93	95	98
Consumer Loans	---	---	---	---	---
Total Non-Performing Loans	$420	$433	$525	$533	$195

Macatawa Bank Corporation 3Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020

Non-Performing Loans	$420	$433	$525	$533	$195
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,343	2,371	2,537	2,624
Total Non-Performing Assets	$2,763	$2,776	$2,896	$3,070	$2,819

Balance Sheet, Liquidity and Capital

Total assets were $2.90 billion at September 30, 2021, a decrease of $39.6 million from $2.94 billion at June 30, 2021 and an increase of $392.8 million from $2.51 billion at September 30, 2020.  Assets were elevated at each period due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.  Total loans were $1.14 billion at September 30, 2021, a decrease of $101.7 million from $1.24 billion at June 30, 2021 and a decrease of $405.7 million from $1.54 billion at September 30, 2020.

Commercial loans decreased by $350.2 million from September 30, 2020 to September 30, 2021, along with a decrease of $45.7 million in the residential mortgage portfolio, and a decrease of $9.8 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $31.7 million and commercial and industrial loans decreased by $56.9 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $261.6 million due to forgiveness by the SBA of $388.5 million in PPP loans, partially offset by new PPP loan originations of $126.9 million.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020

Construction and Development	$104,636	$102,608	$117,178	$118,665	$121,578
Other Commercial Real Estate	422,574	427,291	423,424	433,508	437,345
Commercial Loans Secured by Real Estate	527,210	529,899	540,602	552,173	558,923
Commercial and Industrial	356,812	359,846	392,208	436,331	413,702
Paycheck Protection Program	77,571	169,679	253,811	229,079	339,216
Total Commercial Loans	$961,593	$1,059,424	$1,186,621	$1,217,583	$1,311,841

Bank owned life insurance was $52.8 million at September 30, 2021, up $274,000 from $52.5 million at June 30, 2021 and up $10.4 million from $42.4 million at September 30, 2020 due to an additional $10.0 million in insurance policies purchased early in the second quarter 2021 and earnings on the underlying investments.

Macatawa Bank Corporation 3Q Results / page 6 of 7

Total deposits were $2.55 billion at September 30, 2021, down $46.9 million, or 1.8 percent, from $2.60 billion at June 30, 2021 and were up $382.6 million, or 17.6 percent, from $2.17 billion at September 30, 2020.  Demand deposits were down $57.5 million in the third quarter 2021 compared to the second quarter 2021 and were up $342.2 million compared to the third quarter 2020.  Money market deposits and savings deposits were up $13.2 million from the second quarter 2021 and were up $61.2 million from the third quarter 2020.  Certificates of deposit were down $2.6 million at September 30, 2021 compared to June 30, 2021 and were down $20.8 million compared to September 30, 2020 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Other borrowed funds were up $25.0 million to $85.0 million at September 30, 2021 compared to $60.0 million at June 30, 2021 and were up $15.0 million compared to $70.0 million at September 30, 2021.  The increases were due to an additional $25.0 million advance taken in the third quarter 2021.  This advance is putable quarterly by the FHLB and carries a rate of 0.01%.  Considering the additional dividend provided by the FHLB on activity based stock, this advance effectively carries a negative interest rate, resulting in positive income for the Company from the advance.

The Company’s total risk-based regulatory capital ratio at September 30, 2021 was lower than the ratio at June 30, 2021 due to the redemption of the remaining trust preferred securities in the third quarter 2021,  but remained higher than at September 30, 2020.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as “well capitalized” at September 30, 2021.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 3Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management’s current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” “believe,” “expect,” “may,” “should,” “will,” ”intend,” “continue,” “improving,” “additional,” “focus,” “forward,” “future,” “efforts,” “strategy,” “momentum,” “positioned,” and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Item 1A - Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended September 30
EARNINGS SUMMARY	3rd Qtr 2021	2nd Qtr 2021	3rd Qtr 2020
				2021	2020
Total interest income	$14,842	$15,184	$15,822	$45,300	$49,823
Total interest expense	546	727	1,148	2,057	4,799
Net interest income	14,296	14,457	14,674	43,243	45,024
Provision for loan losses	(550)	(750)	500	(1,300)	2,200
Net interest income after provision for loan losses	14,846	15,207	14,174	44,543	42,824

NON-INTEREST INCOME
Deposit service charges	1,183	1,065	987	3,240	2,957
Net gains on mortgage loans	851	1,311	1,546	4,177	4,045
Trust fees	1,079	1,133	921	3,217	2,801
Other	2,529	2,660	2,638	7,715	7,101
Total non-interest income	5,642	6,169	6,092	18,349	16,904

NON-INTEREST EXPENSE
Salaries and benefits	6,278	6,502	6,480	19,192	18,937
Occupancy	992	994	1,026	3,023	2,984
Furniture and equipment	1,014	978	967	2,929	2,704
FDIC assessment	204	159	131	532	207
Other	3,062	3,085	2,929	9,077	8,927
Total non-interest expense	11,550	11,718	11,533	34,753	33,759
Income before income tax	8,938	9,658	8,733	28,139	25,969
Income tax expense	1,736	1,840	1,613	5,341	4,800
Net income	$7,202	$7,818	$7,120	$22,798	$21,169

Basic earnings per common share	$0.21	$0.23	$0.21	$0.67	$0.62
Diluted earnings per common share	$0.21	$0.23	$0.21	$0.67	$0.62
Return on average assets	0.98%	1.11%	1.12%	1.08%	1.22%
Return on average equity	11.52%	12.79%	12.29%	12.40%	12.48%
Net interest margin (fully taxable equivalent)	2.04%	2.19%	2.43%	2.18%	2.77%
Efficiency ratio	57.93%	56.81%	55.54%	56.42%	54.51%

BALANCE SHEET DATA Assets			September 30 2021	June 30 2021	September 30 2020
Cash and due from banks			$30,413	$31,051	$28,294
Federal funds sold and other short-term investments			1,239,525	1,189,266	504,706
Debt securities available for sale			241,475	239,955	229,928
Debt securities held to maturity			137,569	121,867	91,394
Federal Home Loan Bank Stock			11,558	11,558	11,558
Loans held for sale			2,635	4,752	3,508
Total loans			1,136,613	1,238,327	1,542,335
Less allowance for loan loss			16,532	16,806	16,558
Net loans			1,120,081	1,221,521	1,525,777
Premises and equipment, net			42,343	42,906	43,733
Bank-owned life insurance			52,781	52,507	42,368
Other real estate owned			2,343	2,343	2,624
Other assets			20,777	23,360	24,828

Total Assets			$2,901,500	$2,941,086	$2,508,718

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits			$934,477	$956,961	$738,471
Interest-bearing deposits			1,618,698	1,643,115	1,432,108
Total deposits			2,553,175	2,600,076	2,170,579
Other borrowed funds			85,000	60,000	70,000
Long-term debt			-	20,619	20,619
Other liabilities			11,112	12,174	13,655
Total Liabilities			2,649,287	2,692,869	2,274,853

Shareholders’ equity			252,213	248,217	233,865

Total Liabilities and Shareholders’ Equity			$2,901,500	$2,941,086	$2,508,718

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2021	2020
EARNINGS SUMMARY
Net interest income	$14,296	$14,457	$14,490	$16,513	$14,674	$43,243	$45,024
Provision for loan losses	(550)	(750)	-	800	500	(1,300)	2,200
Total non-interest income	5,642	6,169	6,539	7,072	6,092	18,349	16,904
Total non-interest expense	11,550	11,718	11,485	11,966	11,533	34,753	33,759
Federal income tax expense	1,736	1,840	1,766	1,822	1,613	5,341	4,800
Net income	$7,202	$7,818	$7,778	$8,997	$7,120	$22,798	$21,169

Basic earnings per common share	$0.21	$0.23	$0.23	$0.26	$0.21	$0.67	$0.62
Diluted earnings per common share	$0.21	$0.23	$0.23	$0.26	$0.21	$0.67	$0.62

MARKET DATA
Book value per common share	$7.38	$7.26	$7.09	$7.01	$6.86	$7.38	$6.86
Tangible book value per common share	$7.38	$7.26	$7.09	$7.01	$6.86	$7.38	$6.86
Market value per common share	$8.03	$8.75	$9.95	$8.37	$6.53	$8.03	$6.53
Average basic common shares	34,190,264	34,193,016	34,195,526	34,154,820	34,109,901	34,192,916	34,108,676
Average diluted common shares	34,190,264	34,193,016	34,195,526	34,154,820	34,109,901	34,192,916	34,108,676
Period end common shares	34,189,799	34,192,317	34,193,132	34,197,519	34,101,320	34,189,799	34,101,320

PERFORMANCE RATIOS
Return on average assets	0.98%	1.11%	1.17%	1.39%	1.12%	1.08%	1.22%
Return on average equity	11.52%	12.79%	12.91%	15.24%	12.29%	12.40%	12.48%
Net interest margin (fully taxable equivalent)	2.04%	2.19%	2.33%	2.69%	2.43%	2.18%	2.77%
Efficiency ratio	57.93%	56.81%	54.62%	50.74%	55.54%	56.42%	54.51%
Full-time equivalent employees (period end)	318	321	327	328	327	318	327

ASSET QUALITY
Gross charge-offs	$22	$30	$50	$22	$24	$102	$4,246
Net charge-offs/(recoveries)	$(276)	$(104)	$(44)	$(50)	$(203)	$(424)	$2,842
Net charge-offs to average loans (annualized)	-0.09%	-0.03%	-0.01%	-0.01%	-0.05%	-0.04%	0.25%
Nonperforming loans	$420	$433	$525	$533	$195	$420	$195
Other real estate and repossessed assets	$2,343	$2,343	$2,371	$2,537	$2,624	$2,343	$2,624
Nonperforming loans to total loans	0.04%	0.03%	0.04%	0.04%	0.01%	0.04%	0.01%
Nonperforming assets to total assets	0.10%	0.09%	0.11%	0.12%	0.11%	0.10%	0.11%
Allowance for loan losses	$16,532	$16,806	$17,452	$17,408	$16,558	$16,532	$16,558
Allowance for loan losses to total loans	1.45%	1.36%	1.26%	1.22%	1.07%	1.45%	1.07%
Allowance for loan losses to total loans (excluding PPP loans)	1.56%	1.57%	1.55%	1.45%	1.38%	1.56%	1.38%
Allowance for loan losses to nonperforming loans	3936.19%	3881.29%	3324.19%	3266.04%	8491.28%	3936.19%	8491.28%

CAPITAL
Average equity to average assets	8.48%	8.70%	9.04%	9.11%	9.07%	8.73%	9.82%
Common equity tier 1 to risk weighted assets (Consolidated)	17.43%	17.10%	16.73%	15.79%	15.30%	17.43%	15.30%
Tier 1 capital to average assets (Consolidated)	8.51%	9.48%	9.80%	9.89%	9.78%	8.51%	9.78%
Total capital to risk-weighted assets (Consolidated)	18.58%	19.66%	19.33%	18.29%	17.74%	18.58%	17.74%
Common equity tier 1 to risk weighted assets (Bank)	16.88%	16.57%	17.60%	16.67%	16.18%	16.88%	16.18%
Tier 1 capital to average assets (Bank)	8.24%	8.49%	9.52%	9.63%	9.52%	8.24%	9.52%
Total capital to risk-weighted assets (Bank)	18.02%	17.73%	18.81%	17.84%	17.28%	18.02%	17.28%
Common equity to assets	8.69%	8.44%	8.87%	9.08%	9.32%	8.69%	9.32%
Tangible common equity to assets	8.69%	8.44%	8.87%	9.08%	9.32%	8.69%	9.32%

END OF PERIOD BALANCES
Total portfolio loans	$1,136,613	$1,238,327	$1,382,951	$1,429,331	$1,542,335	$1,136,613	$1,542,335
Earning assets	2,768,507	2,803,634	2,611,093	2,510,882	2,376,943	2,768,507	2,376,943
Total assets	2,901,500	2,941,086	2,734,341	2,642,026	2,508,718	2,901,500	2,508,718
Deposits	2,553,175	2,600,076	2,387,945	2,298,587	2,170,579	2,553,175	2,170,579
Total shareholders’ equity	252,213	248,217	242,379	239,843	233,865	252,213	233,865

AVERAGE BALANCES
Total portfolio loans	$1,182,633	$1,324,915	$1,401,399	$1,481,054	$1,542,838	$1,302,181	$1,499,774
Earning assets	2,804,157	2,669,862	2,537,300	2,457,746	2,416,072	2,671,417	2,177,374
Total assets	2,948,664	2,809,487	2,666,802	2,590,875	2,554,198	2,809,350	2,304,551
Deposits	2,605,043	2,468,398	2,321,012	2,249,679	2,215,509	2,465,858	1,975,799
Total shareholders’ equity	249,994	244,516	241,023	236,127	231,702	245,211	226,196